EX 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-70493, 333-79157, 333-74876, 333-84329, 333-80755, 333-85914, 333-118329, 333-167331, and 333-188766 on Form S-8 of our reports dated February 21, 2014, relating to the consolidated financial statements and financial statement schedule of Select Comfort Corporation and subsidiaries, and the effectiveness of Select Comfort Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Select Comfort Corporation for the year ended December 28, 2013.

/s/ DELOITTE & TOUCHE LLP

Minneapolis, Minnesota
February 21, 2014